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                                                                      EXHIBIT 12

                     HARRIS CORPORATION AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



                                                (Millions of Dollars, Except Ratios)
                                     ----------------------------------------------------------------------------------------------
                                                          Year Ended June 30                          Three Quarters Ended March 31
                                     ----------------------------------------------------------       -----------------------------
                                      1995         1994         1993         1992         1991             1996            1995
                                     ------       ------       ------       ------       ------           ------          ------
EARNINGS:

Income from Continuing
  Operations.....................    $154.5       $121.9       $111.1       $ 87.5       $ 19.5           $118.1          $101.6

Plus: Income Taxes...............      83.1         71.6         58.7         37.5         (9.7)            63.6            54.7

    Fixed Charges................      82.0         70.0         78.7         85.6         97.6             62.8            61.2

    Amortization of Capitalized
      Interest...................       1.2          1.2          1.2          1.1          1.1              0.9             0.9

Less: Interest Capitalized During
      the Period.................       0.0         (0.3)        (0.3)        (0.1)        (0.1)            (0.2)            0.0
                                     ------       ------       ------       ------       ------           ------          ------
                                     $321.8       $270.4       $249.4       $211.6       $108.4           $246.2          $218.4
                                     ======       ======       ======       ======       ======           ======          ======

FIXED CHARGES:

Interest expense                     $ 85.4       $ 58.3       $ 59.9       $ 66.0       $ 77.4           $ 49.5          $ 48.1

Plus: Capitalized Interest.......       0.0          0.3          0.3          0.1          0.1              0.2             0.0

    Portion of Rents Deemed
      Representative of the
      Interest Factor............      17.4         17.4         16.5         19.5         20.1             13.1            13.1
                                     ------       ------       ------       ------       ------           ------          ------
                                     $ 92.8       $ 76.0       $ 78.7       $ 85.6       $ 97.6           $ 62.8          $ 61.2
                                     ======       ======       ======       ======       ======           ======          ======


RATIO OF EARNINGS TO
  FIXED CHARGES..................
                                       3.68         3.50         3.17         2.47         1.11             3.90            3.57
                                     ======       ======       ======       ======       ======           ======          ======
